EXHIBIT 1

Clinton Group, Inc.
9 West 57th Street, 26th Floor
New York, New York 10019

August 3, 2012

Via Electronic Mail and Hand Delivery

Digital Generation, Inc.
750 West John Carpenter Freeway
Suite 700
Irving, Texas 75039
Attention:              Omar A. Choucair, Chief Financial Officer and
Corporate Secretary

Re:
Stockholder Notice of Intent to Nominate Persons for Election as Directors and Present Proposals to Adopt Resolutions at the 2012 Annual Meeting of the Stockholders of Digital Generation, Inc. (the "Corporation").

Ladies and Gentlemen:

Clinton Magnolia Master Fund, Ltd. ("CMAG" or the "Record Holder"), hereby submits this notice (this "Notice") on the date hereof. The purpose of this Notice, as more fully set forth herein, is to provide notice to the Corporation of the Record Holder's intent to (i) nominate three persons named in Annex A for election to the Board of Directors of the Corporation (the "Board") as directors (each such person, a "Nominee" and together, the "Nominees") and (ii) present the proposals set forth in Annex B (the "Proposals"), each at the 2012 annual meeting of stockholders of the Corporation (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting").

Certain information relating to each Nominee is set forth in Annex A hereto. Attached as Annex C are consents signed by each Nominee evidencing a willingness to be named in a proxy statement, if any, as a nominee and to serve as a director of the Corporation if elected. Attached as Annex D are the completed written questionnaires that are required of each individual being proposed as a director nominee and the written representations and agreements that are required of each individual being proposed as a director nominee, in each case pursuant to Article II, Section 13(f) of the Amended and Restated Bylaws of the Corporation (the "Bylaws"). The Record Holder notes, however, that the provision of this Notice and the execution of such written questionnaires and written representations and agreements as set forth in the Bylaws and in the form provided by the Corporation is not a waiver of any of the Record Holder’s rights and powers as a stockholder of the Corporation or an admission that the information requested by the Bylaws is reasonable or necessary to the Corporation’s stated purposes of providing adequate disclosure concerning the Nominees or determining the Nominees’ qualifications to serve as directors. In addition, the Record Holder’s submission of this information should not be deemed to constitute an agreement or representation by any person or entity that the Nominees, as members of the Board after an election thereto, will not seek to change any of the policies or requirements referred to or incorporated therein or that the Record Holder, any of the Nominees (before or after an election to the Board) or any other Participant (as defined below) will not seek to dispute the legal validity, interpretation or application of the terms thereof or remedies provided for therein that the Corporation may seek to enforce.

The Record Holder is the record holder of 275 shares of common stock, par value $0.001 per share, of the Corporation (the "Common Stock"). The Record Holder and certain related parties identified on Annex E (such related parties collectively, the "Beneficial Owners" and together with the Record Holder and the Nominees, and each of their respective affiliates and associates, the "Participants"), may be deemed to "beneficially own" (within the meaning of Rule 13d-3 under the Exchange Act) an aggregate of 105,275 shares of Common Stock as more fully described in Annex E, constituting approximately 0.4% of the Corporation's outstanding shares of Common Stock.  The Participants have also sold call options on 20,000 shares of Common Stock with an exercise date of August 18, 2012 and a strike price of $10.00, call options on 30,000 shares of Common Stock with an exercise date of August 18, 2012 and a strike price of $12.70 and put options on 9,600 shares of Common Stock with an exercise date of August 18, 2012.  Share ownership is provided in this Notice as of the close of business on August 1, 2012. The percentages contained herein are based upon 27,573,420 shares of Common Stock outstanding as of May 8, 2012, as reported in the Corporation's Quarterly Report on Form 10-Q for the period ending March 31, 2012 filed with the Securities and Exchange Commission (the "SEC") on May 10, 2012.

The Record Holder believes that the business address of the Record Holder, as it appears on the Corporation's books, is c/o Clinton Group, Inc., 9 West 57th Street, 26th Floor, New York, New York 10019. The business address of each Beneficial Owner is 9 West 57th Street, 26th Floor, New York, New York 10019. The Record Holder represents that it (i) is a stockholder of record of the Corporation as of the date hereof and intends to remain a stockholder of record on the date of the Annual Meeting and (ii) is entitled to vote at the Annual Meeting.

As of the date hereof, to the knowledge of the Record Holder, based on information contained on the Corporation's website and in various reports filed with the SEC, the current Board consists of eight directors, three of which are to be elected at the Annual Meeting. If more than three directors are to be elected at the Annual Meeting, we reserve the right to nominate additional persons to be elected (each an "Additional Nominee"). Additionally, if, due to death or disability, any Nominee or Additional Nominee is unable to stand for election at the Annual Meeting, the Record Holder reserves the right to nominate one or more alternate nominees, as applicable, in place of such Nominee(s) or Additional Nominee(s) (each an "Alternate Nominee"). In either event, the Record Holder will give prompt notice to the Corporation of its intent to nominate any Additional Nominees or Alternate Nominees at the Annual Meeting. Except where the context otherwise requires, the term "Nominee" as used in this Notice shall be deemed to include one or more Additional Nominees or Alternate Nominees, as applicable.

Each of the Participants has an interest in the election of directors and the Proposals at the Annual Meeting, as applicable, through the beneficial ownership of shares of Common Stock as described in Annex E, and/or as a Nominee. All transactions effected by the Participants in the shares of Common Stock and other securities of the Corporation during the past two years are disclosed in Annex F. Except as disclosed in this Notice, no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be brought before the Annual Meeting pursuant to this Notice. If elected, each of the Nominees would be considered an independent director of the Corporation under (i) the NASDAQ Listing Rules, (ii) paragraph (a)(1) of Item 407 of Regulation S-K and (iii) the Corporation's Corporate Governance Guidelines, as adopted May 27, 2010, as provided on the Corporation's website.

The Record Holder hereby states that it intends to solicit proxies in connection with the nominations of the Nominees and the presentation of the Proposals hereunder.  It is anticipated that the Participants and certain regular employees of the Participants will also participate in the solicitation of proxies in support of the Nominees and the Proposals. Such employees will receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that proxies will be solicited by mail, courier services, Internet advertising, e-mail, telephone, facsimile or in person. The Participants may retain the services of a professional services firm for consulting and analytic services and solicitation services in connection with the solicitation of proxies. The terms of such engagement, the anticipated costs involved in the solicitation and number of employees or other agents to be employed will be finalized only when such firm is selected and engaged. It is anticipated that the costs related to this solicitation of proxies, including expected expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses, will be borne by the Participants. The Participants intend to seek reimbursement from the Corporation for such expenses, if all or any of the Nominees are elected.

Two of the Nominees, Melissa Fisher and Peter Markham, have each entered into a nominee agreement (each a "Nominee Agreement" and collectively, the "Nominee Agreements") pursuant to which Clinton Group, Inc. ("CGI") has agreed to pay the costs of soliciting proxies in connection with the Annual Meeting, and to defend and indemnify such Nominees against, and with respect to, any losses that may be incurred by them in the event they become a party to litigation based on their nomination as candidates for election to the board of directors of the Corporation and the solicitation of proxies in support of their election. The Nominees will not receive any compensation from the Record Holder or its affiliates for their services as directors of the Corporation if elected. If elected, the Nominees will be entitled to such compensation from the Corporation as is consistent with the Corporation's practices for services of non-employee directors. A copy of the form of Nominee Agreement between CGI and each of Ms. Fisher and Mr. Markham is attached in Annex G.

Representatives of the Record Holder have had material discussions regarding the Corporation, including the nominations to be made and the Proposals to be presented at the Annual Meeting, with the Nominees. Other than as disclosed in this Notice, there have not been any material discussions regarding the business proposed to be brought before the meeting (i) between or among the Participants or (ii) between or among any Participant and any other record or beneficial holder of the shares of any class or series of the Corporation.  Other than as disclosed in this Notice, there are no persons with whom the Participants are Acting in Concert (as defined in the Bylaws).

The Record Holder hereby states with respect to each Participant, as applicable, that, to the knowledge of the Record Holder, other than as described in this Notice:

(i)
each Participant is not, nor was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

(ii)
(a) each Participant has no position or office with the Corporation, and has no arrangement or understanding with any other person pursuant to which he was selected to be a nominee, if applicable, other than with respect to the Nominee Agreements described herein; (b) neither such Participant nor any of his "associates" (which term, for purposes of this Notice, shall have the meaning ascribed thereto in Rule 14a-1 of Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) has any arrangement or understanding with any person with respect to (1) any future employment by the Corporation or its affiliates or (2) any future transactions to which the Corporation or any of its affiliates will or may be a party; (c) there were no transactions since January 1, 2011 nor are there any currently proposed involving such Participant or any of his associates in which the Corporation was or is to be a participant and in which such Participant, any of his associates, or any of their respective immediate family members or any persons sharing their respective households, have or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Regulation S-K"); and (d) there are no material proceedings to which such Participant or any of his associates is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation or any of its subsidiaries;

(iii)	none of the entities or organizations referred to in Annex A with which any Participant has been involved during the past five years is a parent, subsidiary or other affiliate of the Corporation;

(iv)
except as set forth in Annex D or Annex E, as applicable, (a) such Participants and each of his associates is not a record owner or direct or indirect beneficial owner of any securities of the Corporation or any parent or subsidiary of the Corporation; and (b) such Participant has not purchased or sold any securities of the Corporation within the past two years;

(v)
neither any Participant nor any of his associates has received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Corporation during the Corporation's last completed fiscal year, or is subject to any other compensation arrangement described in Item 402 of Regulation S-K;

(vi)
(a) there are no relationships involving such Participant or any of his associates that would have required disclosure under Item 407(e)(4) of Regulation S-K had that Participant been a director of the Corporation; (b) there are no events required to be disclosed under Item 401(f) of Regulation S-K that have occurred during the past ten years and that are material to an evaluation of the ability or integrity of any Participant; (c) there are no "family relationships" (as defined in Item 401(d) of Regulation S-K) between any Participant and any director or executive officer of the Corporation or person known to the Record Holder to be nominated by the Corporation to become a director or executive officer; and (d) such Participant has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) in the past ten years;

(vii)
no Participant has (a) engaged in any derivative, swap or other transaction or series of transactions, directly or indirectly, the purpose or effect of which is to give such Participant economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of

(vii)
any class or series of the Corporation (“Synthetic Equity Interests”), without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such Participant, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Participant may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

(viii)
no Participant has any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Participant has or shares a right to vote any shares of any class or series of the Corporation;

(ix)
other than certain of the options disclosed in this Notice, no Participant has engaged in, directly or indirectly, any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Participant with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”);

(x)	no Participant beneficially owns any rights to dividends on the shares of any class or series of the Corporation that are separated or separable from the underlying shares of the Corporation;

(xi)
no Participant is entitled to any performance related fees (other than an asset based fee) based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any;

(xii)	no Participant holds any significant equity interests or any Synthetic Equity Interests or Short Interests in any principal competitor of the Corporation;

(xiii)
no Participant has any direct or indirect interest in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(xiv)	no Participant is a party or material participant in any pending or threatened litigation involving the Corporation or any of its officers or directors, or any affiliate of the Corporation;

(xv)
no Participant has been party to any material transaction during the prior twelve months with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand; and

(xvi)
no Nominee, and no affiliate or associate of any Nominee, has received any direct or indirect compensation from, or has had any other material monetary agreements, arrangements and understandings during the past three years or any other material relationships with, any other Participant, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Participant were the “registrant” for purposes of such rule and the Nominee were a director or executive officer of such registrant.  Joseph De Perio is affiliated with the Record Holder and the Beneficial Owners and accordingly is not independent of such entities.

George Hall, Joseph De Perio and Gregory Taxin, as managers of affiliates of the Record Holder with lengthy professional experience in investing, are the individuals associated with the Record Holder and the Beneficial Owners responsible for the formulation of and decision to nominate the Nominees and propose the Proposals and the Annual Meeting and, as such, owe customary fiduciary duties to the equity holders and other beneficiaries of the Record Holder and the Beneficial Owners. Messrs. Hall, De Perio and Taxin are indirectly entitled to the benefit of an incentive-based fee related to the performance of the Common Stock.  Other than as disclosed in this Notice, no Participant has any material interests or relationships that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation that reasonably could have influenced the decision of such Participant to propose such business to be brought before the meeting.

As an employee of CGI, Mr. De Perio receives an annual base salary and is entitled to receive a discretionary bonus as determined by CGI.  In the event that you believe disclosure of any information related to Mr. De Perio’s arrangements with the Record Holder and Beneficial Owners is required for compliance with the nomination procedures set forth in the Bylaws, we will provide such information upon the execution of a confidentiality agreement in a form mutually acceptable to Mr. De Perio and the Corporation.

The Record Holder understands that certain information regarding the Annual Meeting (including, but not limited to, the record date, voting shares outstanding and date, time and place of the Annual Meeting) and the Corporation (including, but not limited to, its various committees and proposal deadlines and the beneficial ownership of the Corporation's securities) will be set forth in the Corporation's proxy statement on Schedule 14A, to be filed with the SEC by the Corporation with respect to the Annual Meeting, and in certain other SEC filings made or to be made by the Corporation and third parties under Sections 13 and 16 of the Exchange Act. To the extent the Corporation believes any such information is required to be set forth herein, the Record Holder hereby refers the Corporation to such filings. The Record Holder accepts no responsibility for any information set forth in any such filings not made by the Record Holder.

The Annexes are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Annexes, shall be deemed disclosed for all purposes of this Notice. All capitalized terms appearing in one of the Annexes that are not defined in such Annex shall have the meaning given in the body of this Notice or in another of the Annexes, as applicable.

The Record Holder believes that this Notice is sufficient to provide adequate notice and information to the Corporation regarding the intended nomination of the Nominees and presentation of the Proposals and complies with all notification and other requirements applicable to the Corporation, if any. If, however, you believe that this Notice for any reason does not comply with such requirements or is otherwise insufficient or defective in any respect, the Record Holder requests that you so notify it on or prior to 6:00 p.m. (Eastern Standard Time) on August 3, 2012 by contacting either Marc Weingarten, Esq. or David Rosewater, Esq. of Schulte Roth & Zabel LLP by telephone at (212) 756-2280 or (212) 756-

2208, respectively. We reserve the right to withdraw the nomination of one or more Nominees, Alternate Nominees or Additional Nominees at any time and will give prompt notice to the Corporation of such withdrawal. Please be advised that neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of the Record Holder, any of its affiliates or any of the Nominees to the Corporation from and after the date hereof shall be deemed to constitute (i) an admission by the Record Holder, any of its affiliates or any of the Nominees that this Notice is in any way defective, (ii) an admission as to the legality or enforceability of any particular provision of the Bylaws or any other matter or (iii) a waiver by the Record Holder, any of its affiliates or any of the Nominees of the right to, in any way, contest or challenge the enforceability of any provision of the Bylaws, or of any other matter.

Very truly yours,
CLINTON MAGNOLIA MASTER FUND, LTD.
By:	Clinton Group, Inc., its investment manager

By:
Name: Joseph A. De Perio
Title: Senior Portfolio Manager